Exhibit 99.1

Venaxis’ APPY1 Test Passes Futility Analysis in Pivotal Clinical Study

Company Provides Clinical and Corporate Update

Company to Host Conference Call and Webcast Tuesday, July 16, 2013, 8:30 a.m. ET

CASTLE ROCK, Colo., July 15, 2013 — Venaxis, Inc. (Nasdaq: APPY), an in vitro diagnostic company focused on obtaining FDA clearance and commercializing its CE Marked APPY1 Test, a rapid, multiple biomarker-based assay for identifying patients that are at low risk for appendicitis, today announced that the external Data and Safety Monitoring Board (DSMB) created as part of the Company’s pivotal clinical trial for the APPY1 Test has recommended continuation of the pivotal clinical trial, based upon completion of the first of two futility analyses included in the clinical trial design.  Venaxis will host a conference call and webcast tomorrow morning, July 16, 2013, at 8:30 a.m. ET, to discuss the DSMB’s recommendation and to provide a general corporate update.

The futility analysis, which consisted of an independent review of the validity, integrity, and clinical and scientific relevance of the ongoing study, was performed on the first 579 patients to complete the study.  The study will enroll a total of 2,000 evaluable patients.  The next and final futility analysis will include data from the first approximately 1,200 patients.

Steve Lundy, President and CEO of Venaxis, stated, “While the results of the study remain blinded to Venaxis, we are very pleased that the pivotal clinical trial has passed this important interim analysis step successfully.  The APPY1 Test performed very well in the previous 500-patient study, so we regard this outcome as encouraging and we look forward to the next assessment.  Enrollment in the pivotal study continues to accelerate as our recently initiated sites ramp-up their enrollment.  We expect to complete enrollment for the pivotal study by the end of 2013, and if the results are positive, file for FDA clearance in the first quarter 2014.  In the meantime, we continue to execute on our commercial milestones in Europe, where we are preparing to initiate economic outcomes studies at leading hospitals.  Importantly, with our recent financing, we have sufficient capital to achieve major regulatory and commercial milestones.  While we remain prudent with the use of cash, we see no financial obstacles to reaching these significant value inflection points.”

Venaxis strengthened its financial position with an additional $14.4 million in gross proceeds from a May public offering led by Piper Jaffray & Company.  The Company currently estimates cash, cash equivalents, and short-term investments to be approximately $20 million at the close of the second quarter 2013, which will be reflected in the Company’s Form 10-Q to be filed in the coming weeks.

Don Hurd, Senior Vice President and Chief Commercial Officer of Venaxis, stated, “We remain on track for a full-scale European launch for the APPY1 Test beginning in the fourth quarter of this year.  We currently have four market development agreements in place and we are in the final process of selecting partners in additional target countries, including Germany, the UK, and France.  In terms of our existing partner agreements, we are initiating and expect to complete several outcome studies by the end of the third quarter 2013 and anticipate leveraging robust data from those studies to demonstrate objectively the clinical and economic value of using the APPY1 Test in the hospital emergency room. We remain focused on laying a solid foundation as we continue onto full-scale commercialization of APPY1 in Europe and advance to commercialization in the United States.”

Conference Call Information
The Company has scheduled its quarterly conference call and webcast for tomorrow, July 16, 2013, at 8:30 a.m. ET.  Interested participants and investors may access the conference call by dialing 1-800-860-2442 (U.S.), 1-866-605-3852 (Canada) or 1-412-858-4600 (international).  A live audio webcast will be accessible via the Investor Relations section of the Venaxis web site, ir.venaxis.com.

A telephonic replay of the call will be available for 30 days beginning at 10:30 a.m. ET on July 16, 2013.  Access numbers for this replay are 1-877-344-7529 (U.S./Canada) and 1-412-317-0088 (international); conference ID: 10031489.  The webcast replay will remain available in the Investors Relations section of the Venaxis web site for 90 days.

About Venaxis, Inc.
Venaxis, Inc. is an in vitro diagnostic company focused on the clinical development and commercialization of its CE Marked APPY1 Test, the Company’s rapid, protein biomarker-based assay for appendicitis.  This unique appendicitis test has projected high sensitivity and negative predictive value and is being developed to aid in the identification of patients at low risk for acute appendicitis, allowing for more conservative patient management.  The APPY1 Test is being developed initially for pediatric, adolescent and young adult patients with abdominal pain, as this population is at the highest risk for appendicitis and has the highest risk of long-term health effects associated with CT imaging.  While FDA clearance is being sought, an initial launch for the APPY1 Test is ongoing in select European countries.  For more information, visit www.venaxis.com.

Forward-Looking Statements
This press release includes "forward-looking statements" of Venaxis, Inc. (“Venaxis”) as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Venaxis believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors Venaxis believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Venaxis. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product development and modifications in a timely and cost effective manner, complete clinical trial activities for the APPY1Test required for FDA submission, obtain FDA clearance or approval, maintain CE Marking, cost effectively manufacture and generate revenues from the APPY1Test at a profitable price point, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, Venaxis does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in Venaxis’ recent filings with the SEC, including its Prospectus filed on May 24, 2013.

For Investors and Media:
Tiberend Strategic Advisors, Inc.
Joshua Drumm, PhD
jdrumm@tiberend.com; (212) 375-2664
Claire Sojda
csojda@tiberend.com; (212) 375-2686